CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 75 to File No. 033-59692; Amendment No. 75 to File No. 811-07584) of our report dated May 23, 2007 on the financial statements and financial highlights of the Rydex Series Funds - Managed Futures Strategy Fund (formerly the Managed Futures Fund) included in the 2007 Annual Report to shareholders.

                                                               ERNST & YOUNG LLP
McLean, Virginia
April 18, 2008